Exhibit 99.1
ENERCOM
Moderator: Steve Jumper
05-02-07/9:00 am CT
Confirmation # 7409105

NOTICE: The following is a transcript of the May 2, 2007 conference call of Dawson Geophysical Company (the “Company”). While efforts are made to provide an accurate transcription, there may be typographical mistakes, inaudible statements, errors, omissions or inaccuracies in the transcript. The Company believes that none of these inaccuracies are material. The recorded conference call is accessible through the Company’s website until June 1, 2007.
ENERCOM
Moderator: Steve Jumper
May 2, 2007
9:00 am CT

Operator:	Good morning. My name is (Tushanta) and I will be your conference operator today. At this time I would like to welcome everyone to the Dawson Geophysical Quarter Two Fiscal Year 2007 conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press Star then the number 1 on your telephone keypad. If you would like to withdraw your question press Star then the number 2 on your telephone keypad.

In accordance with the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements made today in this conference call which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the company’s actual results of operations.

ENERCOM
Moderator: Steve Jumper
05-02-07/9:00 am CT
Confirmation # 7409105

These risks include but are not limited to dependence upon energy industry spending, the volatility of oil and gas prices, weather interruptions, the ability to manage growth, the ability to obtain land access rights of way, and the availability of capital resources.

A discussion of these and other factors including risks and uncertainties is set forth in the company’s Form 10-K for the fiscal year ending September 30, 2006. Dawson Geophysical Company disclaims any intention or obligations to revise any forward-looking statement whether as a result of new information, future events, or otherwise.

During this conference call Dawson will make references to EBITDA which is a non-GAAP financial measure. A reconciliation of this non-GAAP measure to the applicable GAAP measure can be found in Dawson’s current earnings release, a copy of which is located on the Dawson web site, www.dawson3d.com. I would now like to turn the call over to Steve Jumper.

Steve Jumper:	Thank you (Tushanta). Good morning everyone and welcome to Dawson Geophysical Company’s Second Quarter Fiscal 2007 Earnings and Operations conference call. As (Tushanta) said, my name is Steve Jumper, President and CEO of the company. Joining me on the call are Christina Hagan, Executive Vice President and Chief Financial Officer and Decker Dawson, founder and Chairman of the company.

Today’s call will be presented in three segments. Following opening remarks Chris will discuss our financial results. I will then return for an operations update and then we will open the call up for questions. The call is scheduled for 30 minutes and I will remind everybody that we will not be providing any form of guidance.

ENERCOM
Moderator: Steve Jumper
05-02-07/9:00 am CT
Confirmation # 7409105

Well despite inclement weather conditions and land access issues during the quarter we were able to post strong financial results. Our growth in revenue, EBITDA, and earnings when compared to the same quarter in fiscal 2006 were primarily the result of price improvement for our services, more favorable contract terms, improved crew productivity, increased channel count existing crews, and the addition of two data acquisition crews fielded during 2006.

We continue to see an increase in the level of third party charges which are recorded as revenue related to services required to operate in areas with limited access. We are reimbursed for these expenses by our clients. At this point I will turn control of the call over to Chris Hagan, our CFO, to further discuss our financial results.

Christina Hagan:	Thank you Steve. Today we reported revenues of $59,935,000 for the quarter ended March 31, 2007, a 50% increase as compared to revenues of $40,042,000 for the quarter ended March 31, 2006. Included in the second quarter of fiscal 2007 revenues are substantial increases in third party charges related to the use of helicopter support services, specialized survey technologies, and dynamite energy solutions.

The increase in these charges is driven by our continued operation in areas with limited access in Appalachian Basin, Arkansas, the Rocky Mountains, and Eastern Oklahoma. As Steve has stated we are reimbursed for these expenses by our clients.

Earnings for the quarter ended March 31, 2007 is 71 cents per share compared to 58 cents per share in the same quarter of fiscal 2006. EBITDA for the second quarter of fiscal 2007 was $12,961,000 compared to $9,899,000 in the same quarter of fiscal 2006. Steve?

ENERCOM
Moderator: Steve Jumper
05-02-07/9:00 am CT
Confirmation # 7409105

Steve Jumper:	Thank you Chris. Well the story for the second quarter was weather and in fact it’s still an issue today. We’re under heavy thunderstorm warnings here in Midland, a storm moving in, so if we get disconnected you’ll know where we went.

Difficult weather conditions particularly in January and again in March hindered operations on all 13 of our crews at some point. The effect of the inclement weather was reduced operating efficiencies, reduced utilization rates, and decreased revenue stream. Due to the high fixed costs of our business, operating margins were negatively impacted.

While we do secure some level of financial protection for weather downtime in our contracts the protection is typically not full margin coverage. Despite the difficult weather conditions we were able to achieve strong financial results while continuing to maintain positive client relationships.

Weather conditions continue to be an issue into April of the current quarter. However we are now operating at full capacity on all 14 crews. In addition to the weather related issues our operations were negatively impacted on a lesser scale in February from the inability to secure land access agreements in a timely manner from certain landowners on several projects. The result of the access issue was a short-term decrease in utilization rates on several crews.

Demand for our services remains robust as we continue to maintain a record order book. Our growth in both crew count and channel count has been fueled by brisk exploration activities by our client company. While the majority of our contracts are cancelable on short notice we believe we have commitments for all 14 crews through the end of calendar 2007 with some crews booked

ENERCOM
Moderator: Steve Jumper
05-02-07/9:00 am CT
Confirmation # 7409105

into calendar 2008. We continue to operate under a balanced mix of turnkey and day rate term agreements.

In response to the continued demand we deployed our 14th crew in April. We have since increased the capacity of the 14th crew from 8500 channels to 10,000 channels of Aram recording equipment. This crew is our largest crew and a landmark for the company as the first crew to reach the 10,000 channel mark. We have purchased an additional 1500 Aram channels to expand the capacity of our two existing Aram crews.

During the second quarter and into April we have taken delivery of ten new I/O vibrator energy source units with eight more on order. We are on schedule to replace the recording system on an existing crew with a 9500 channel Aram system in June, once again an increase of 1000 channels as previously reported.

We currently operate six I/O RSR crews, five I/O System II cable MRX crews, and three Aram crews. We own 105 vibrator energy source units but continue to operate two crews without such units. These two crews utilize dynamite as their primary energy source which we subcontract as a third party reimbursable item. Upon delivery of the eight energy source units in mid-summer we will only have one crew without vibrator energy source units.

Our channel count will be in excess of 95,000 channels upon the delivery of all channels on order. The increase in channel count is in response to continued demand for improved higher resolution images. Operations are currently active in West Texas, South Texas, East Texas, the Barnett Shale, the Fort Worth Basin, the Rocky Mountains, Oklahoma, and the Appalachian Basin.

ENERCOM
Moderator: Steve Jumper
05-02-07/9:00 am CT
Confirmation # 7409105

During the quarter we completed the data acquisition phase of a 3-D project on Dallas/Fort Worth International Airport. The airport project represents one of the most complex logistical and operational undertakings in the 55 year history of the company. In addition data processing, while still a small part of our revenue stream, continues to gain market share.

We remain extremely optimistic about our future. We will continue to be subject to the level of spending by our client companies in the long term. We believe we will begin to realize the effect of the additional crew as well as the change over to the Aram system on the existing crew over the next several quarters.

Channel count growth will continue to be a factor as demand for higher resolution seismic surveys and better images dictate. In addition higher channel counts will provide opportunities to increase productivity as well as reduce overall costs for our clients. On a quarterly basis the determining factors affecting our results will continue to be weather downtime and our ability to secure land access permits in a timely manner as we have stated in the past.

At this point we will open the call up for questions. (Tushanta) we are ready for questions whenever you are.

Operator:	At this time I would like to remind everyone, in order to ask a question please press Star 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from (Marshall Atkins) with Raymond James.

ENERCOM
Moderator: Steve Jumper
05-02-07/9:00 am CT
Confirmation # 7409105

(Marshall Atkins):	Good morning Steve, a couple of questions here. First, you know, we know the weather in Texas and Oklahoma this last quarter was just terrible but you still managed to put up pretty darn good results here.

Help me understand how you overcame the weather and permitting issues. Was it better clauses for weather in your contracts or the higher pricing embedded in the contracts? Was it, you know, other regional areas picking up? You know, how — just give me a flavor for how you overcame the weather this quarter.

Steve Jumper:	Well (Marshall) thanks for the question. I don’t think that we completely overcame the weather issue. I think the — we do have better weather clauses in our contracts today. As we have said in the past those are not full margin, typically not full margin coverages. We have a balanced mix of turnkey and day rate agreements which certainly helps offset the weather risk.

And I believe in our 10-K we have stated in the past that the turnkey contracts have a greater profit margin so to speak but more risk whereas the day rate agreements give up some upside in exchange for some downside protection so that there’s a shift of risk in the term agreements. Of course the upside for our client base on the term agreements is when the sun is shining and the crew is very productive. Their costs go down so it’s a win-win for both of us.

Higher pricing is a factor in all of our contracts. We are seeing price increases and have over the last year. I would also point out that it’s difficult to give a flavor as to the — what the percentage increase is in pricing because we’re writing channel count as we go and so the products we’re providing today is not what we were doing a year ago in most cases.

ENERCOM
Moderator: Steve Jumper
05-02-07/9:00 am CT
Confirmation # 7409105

And I think when the sun was shining and the weather was good I think what we saw was increased productivity and efficiency that we’re beginning to realize from our — from all 13, now 14 crews. And so, you know, I think all those combinations of factors came together to help us put together what I think is an outstanding quarter considering the circumstances.

I would also point out that serious weather concerns are always a negotiable item with our clients and I think the thing that I am real pleased about is despite the weather issues we came out of the quarter with strong results and as I mentioned maintained very strong relationships with our client base. So we’re real pleased about where we are. I hope that answers your question.

(Marshall Atkins):	Yeah, yeah. You know, kind of as a follow-up to that, the pricing trends you’re seeing in your backlog now, and I understand that, you know, it really isn’t apples-to-apples because you’re probably pricing out jobs with higher channel counts and all that kind of stuff. But, you know, best you can apples-to-apples, prices still moving up on stuff you’re booking out into ’08?

Steve Jumper:	Yes we believe so. You know, we’ve not seen any weakening in demand nor weakening in any of the contract terms whether it be straight pricing or, you know, third party charges or weather or whatever. I think we’ve seen in some places some very isolated regional softness in some pricing but on the grand scale I think things are very strong going forward.

(Marshall Atkins):	Okay, you mentioned the 14th crew started in April. Was it early April or late April, you know, just from a modeling standpoint?

Steve Jumper:	Late April.

(Marshall Atkins):	Okay.

ENERCOM
Moderator: Steve Jumper
05-02-07/9:00 am CT
Confirmation # 7409105

Steve Jumper:	I think they — maybe the first week was — week and a half of April. I don’t have the date right in front of me but it was, you know, the 10th or so of April. And they did not — they have done a couple of jobs locally then they will move on to their big project here in the next or in the not too distant future.

(Marshall Atkins):	Okay, last question here, I mean, obviously I know that we’ve got a lot of storms that have been moving through Texas this last week or so but, you know, you kind of got April in the bag, you know, here. What - how is the quarter going so far from a weather standpoint and from a permitting standpoint? Are those problems you had last quarter still rolling into this quarter and obviously recognizing I know it’s raining right now.

Steve Jumper:	We have not had a permit issue in April. We’ve been able to keep all 14 crews working and we have visibility on all 14 crews for quite some time barring some unforeseen thing that’s out there that we have not recognized at this point. But permit wise we’re okay. April, the weather impact rolled from March into early April but I don’t think we’ve had the weather problems we had last quarter today. We feel pretty good about where we are in Q3.

(Marshall Atkins):	And obviously that could change, you know, in the next month or so.

Steve Jumper:	Well that’s exactly right. And, you know, last quarter in the call we talked about the January weather and that weather was bad and we did have some problems but at that point we were unable to predict where it would — how it would impact the quarter on a financial basis. And, you know, we’re in the same boat right now.

(Marshall Atkins):	Sure, all right well I’ll turn it over to someone else. Thanks Steve.

ENERCOM
Moderator: Steve Jumper
05-02-07/9:00 am CT
Confirmation # 7409105

Steve Jumper:	Thanks (Marshall), appreciate your time.

Operator:	Your next question comes from (Neil Dingaman) with (Dahman Rose).

(Neil Dingaman):	Morning.

Steve Jumper:	Good morning (Neil).

(Neil Dingaman):	Say, a couple of things Steve. On obviously you’ve seen nice — continue to see a nice increase in the channel per crew especially with a new crew. Can you give me an idea of where some of these crews are going to be — are you still in the same regions? Are you moving them at all? And sort of with the number of channels that the new crew will be utilizing, is that more of a demand of the region they’re in or the customer or both?

Steve Jumper:	We’ll continue to have a crew in the Appalachian Basin. We’ll continue to have one working in the Fayetteville Shale area of Arkansas for quite some time. We will have probably two to three crews that are currently working in West Texas that will — in the Deep Delaware that will be here for quite some time. And then the 14th crew and the updated Aram system will go to work in West Texas.

The channel count issue is — yes it’s by client request but it’s more related to operating efficiencies in these particular areas and the ability to acquire a higher resolution better image.

You know, we’ve had great success in areas where we have acquired 3D surveys in the past and we’ve gone back and reshot these areas with higher channel count, a greater density of channels and energy sources in a smaller

ENERCOM
Moderator: Steve Jumper
05-02-07/9:00 am CT
Confirmation # 7409105

area, and been able to produce outstanding images. And so it’s really driven more by geophysics and product quality than anything else (Neil).

(Neil Dingaman):	Okay, okay. Can you help me understand as far as the additional channels now on these crews, what would the difference be in a crew with 10,000 versus that crew that you had, the one crew that you have that utilizes a Q system. Is there a material difference between the two?

And then maybe talk a little bit more, you didn’t say too much on that Q system. I did talk to a client that said they were going to be utilizing that system of yours here down the road and seemed excited about it. I’d love to hear some more on that.

Steve Jumper:	Well the 10,000 channel Aram system and the Q system are two entirely different technical approaches. They’re really not apples and apples. The Q system that we are working with Western Geco with operates about 30,000 channels that are quite different in nature than the 10,000 channels of Aram equipment from a signal recordability standpoint and the way they’re deployed.

Q-Land is more of a process, the Q-Land is more of a process than it is just an acquisition system as we stated in the past. So there’s not a straight line comparison between the two.

The Aram system is — from a geophysical standpoint will record the very same type of information in I/O System II or an RSR will record. They’re both technically the same dynamic range and the same sensitivity. The difference with the Aram and the I/O system that we currently operate is the ability to handle large channel count and how the data are transferred back to the central recording systems.

ENERCOM
Moderator: Steve Jumper
05-02-07/9:00 am CT
Confirmation # 7409105

So to answer — the long-winded way to answer the question and say that both technologies are very useful and we have a place for both technologies going forward but they’re not a linear comparison.

We are in a pause mode with the Q-Land crew. That crew has been redeployed with an I/O System II and has not missed any time. We’re waiting for some results of the first project that Western Geco and us — and combined with us acquired. And I think we’re excited about the results and both companies are working hard to get out and show our client base what technology brings to the table. And we have high hopes for Q-Land in the lower 48 for quite some time.

(Neil Dingaman):	Good.

Steve Jumper:	But we are in a pause right now.

(Neil Dingaman):	Okay, okay, and then the last question, I’d love to hear from Decker his thoughts on how far — on how long he thinks activity at this high or brisk level can continue given, you know, his extensive background in the business.

Decker Dawson:	We certainly don’t see any letup. It never ceases to amaze me. Of course we’re being driven by the thirst for natural gas and I guess the international gas picture is probably somewhat different from what was projected a year or two ago and so there is just a tremendous push to develop domestic gas. I guess 90% or more of our effort has (unintelligible) doesn’t seem to have any let up at all.

(Neil Dingaman):	Outstanding, outstanding. All right, thank y’all. Outstanding quarter.

ENERCOM
Moderator: Steve Jumper
05-02-07/9:00 am CT
Confirmation # 7409105

Steve Jumper:	Thank you (Neil).

Operator:	Your next question comes from (Pierre Connor) with Capital One (Unintelligible).

(Pierre Connor):	Good morning everybody.

Steve Jumper:	Good morning (Pierre).

(Pierre Connor):	Hey Steve, I wanted to ask you about — make sure I understand on the reimbursables that you have running there that it’s truly a complete pass through right, there’s not even a small amount of margin in that?

Steve Jumper:	No.

(Pierre Connor):	Okay great.

Steve Jumper:	It is a complete pass through.

(Pierre Connor):	Okay, fair. So that’s mainly associated with the activity in the Appalachian Basin. Can you give us a feel for how long we would expect that to continue? I think I heard you just said though that you thought the Appalachian crew would be there for a while.

Steve Jumper:	Well it’s related not just to the Appalachian Basin (Pierre) but Eastern Oklahoma, Arkansas, the Rocky Mountains, and in fact there will be some places going forward where we will be using helicopter support services in some rough topography areas of Southwest Texas. You know, those are primarily related to areas either from topographic issues or tree coverage or

ENERCOM
Moderator: Steve Jumper
05-02-07/9:00 am CT
Confirmation # 7409105

whatever can limit the access. You know, those are areas where we’re going to experience a higher reimbursable cost.

And we made a comment in I believe it was the fourth quarter that we had seen a substantial increase in the reimbursable items. That has not decreased. In fact it is increasing slightly again — or not slightly, substantially again. And I think they’re going to be a factor for us for quite some time as we continue to operate in these areas and we have some long-term visibility in these areas. So I think it’s something that we’ll continue to deal with.

And it’s a good thing. These reimbursable items do affect our margin. They can be 25%, 30%, 35% of our revenue at any given quarter depending on what the revenue number was related to weather and other things. And so the percentage of revenue is difficult to track. It’s just that the dollar amount has gone up a little bit — or not a little bit, I keep saying that, quite a bit.

But it’s a real sign of strength of the market. These companies are working in difficult areas in areas where the cost of seismic is high. We’re aware that the costs are high and we’re working every day to try to find a way to reduce the costs in these areas, find a way to do things faster and cheaper, so we’re working hard with our client base.

But the fact that these reimbursable items are where they are and the fact that we’re using helicopters and using dynamite energy sources is just another real testament to the strength of our market that we’re in today.

(Pierre Connor):	Okay, that actually is helpful and it’s more a factor of the trends in the longer term demand than it is any kind of seasonality or unique individual crews.

ENERCOM
Moderator: Steve Jumper
05-02-07/9:00 am CT
Confirmation # 7409105

Steve Jumper:	That’s right. You know, these are tough areas and, you know, our client base believes that going forward they have a lot of potential for them or otherwise we wouldn’t be there. But, you know, there are areas that over our history we have worked in the past, probably not — certainly not the levels we’re working there right now.

(Pierre Connor):	Okay and then Steve, the other question I had was around sort of the dynamics of increasing the channel counts in the crews. And obviously the pricing on those projects is, you know, directly related to the additional channels that you’re deploying. But I think — I wanted to understand if there are any of the projects that you’re doing on turnkey where you’ve greatly increased channel count in order for it to improve efficiency or is it still at this level.

Steve Jumper:	Yes.

(Pierre Connor):	Okay so what’s the mix there?

Steve Jumper:	Well that’s difficult at this point to quantify (Pierre) because we move channels around as we need to. I think we’ve got, you know, something in the order of, you know, close to 30,000 channels of Aram stuff and 65,000 channels of I/O stuff and that’s split between two different systems. And so depending on where the crews are deployed, you know, one crew can have 5000 channels on this project and then we can redeploy those, you know, channels on to that crew and there may be 8000 channels on the next project.

And so at any given time it’s going to be difficult to say, you know, how much of it has moved around for efficiency. I’ll tell you this. We don’t have — not only are we fully utilized at this point with all 14 crews, we will have all 95,000 channels in the field upon delivery of the next crew.

ENERCOM
Moderator: Steve Jumper
05-02-07/9:00 am CT
Confirmation # 7409105

They will be fully deployed and they will be deployed in a mixture of turnkey, in day rate agreements both at some required by contract, some just increased efficiency. And we’ll still be in need of channels in June after we deploy all of them. So I don’t see any change in the channel count picture.

(Pierre Connor):	Okay but the first thing certainly directionally that the incremental channel count is affecting the efficiency even of the turnkey crews.

Steve Jumper:	Yes, it improves efficiency on turnkey and term crews both but, you know, it’s certainly a pricing — a straight across the board pricing increase as well. So it’s kind of, you know, either way their channels are used very effectively for us.

(Pierre Connor):	Understand which actually opens up the next one, maybe think about all those channels are, you know, as soon as you get them they’re on the ground. But are you leasing a fair number of additional channels?

Steve Jumper:	Not very long. You know, we do lease channels on short-term basis. If we get in a jam somewhere and we can’t free up RSR channels for example, we will lease short-term until we can buy. But we’re — we work hard at finding a way to purchase channels that we lease but we do use lease on occasion.

(Pierre Connor):	Okay, all very helpful and as it has already been said, very good results and appreciate your perspective. Thanks.

Steve Jumper:	Thanks (Pierre).

Operator:	Again, to ask a question please press Star then the number 1 on your telephone keypad. Your next question comes from (Byron Pope), (Unintelligible) Partners.

ENERCOM
Moderator: Steve Jumper
05-02-07/9:00 am CT
Confirmation # 7409105

(Byron Pope):	Good morning.

Steve Jumper:	Good morning (Byron).

(Byron Pope):	I didn’t see anything in the press release that spoke to the ’07 capital budget so is it fair to assume that we’re still looking at the $35 million range for fiscal ’07? And then I wanted to know kind of what the CAPEX was in the March quarter.

Steve Jumper:	I believe we’re at $38 million at this point for ’07 as reported last quarter. That $38 million is to complete all of the projects that we have talked about. The CAPEX for the second quarter?

Christina Hagan:	Right, the $3 million was actually approved after our first quarter report so we had $35 million at first quarter and we’re at $38 million right now.

Steve Jumper:	Okay.

(Byron Pope):	And then just wanted to get a sense for current lead times. I mean, the visibility, the backlog is strong such that if you were to make the decision to maybe add an additional crew, what would you be looking at in terms of lead times for the recording systems and for any incremental vibrator trucks that you might want to add to the fleet?

Steve Jumper:	We don’t have any plans right now for the 15th crew but I think going forward we’re certainly going to watch the market and see how market demand dictates. I think that there is certainly some room for crew expansion in the market some time in the future.

ENERCOM
Moderator: Steve Jumper
05-02-07/9:00 am CT
Confirmation # 7409105

The size of the crew that would be needed going forward can be anywhere from, you know, a small channel count to high channel count. So the answer to your question as to how long it would take to get equipment ready is it will just mainly depend on the type of crew you’re putting out.

The thing that’s really starting to affect our overall business from a crew count standpoint is the support services, helicopters, drilling, dynamite holes, survey support. The infrastructure in the industry is being stretched pretty tight and so the ability to just put crews out on very short order is not what it was let’s say, you know, last year, two or three years back.

But, you know, I’ll just leave it at this. If the market demands — if our clients have a need and we have a way to meet that need we’re going to do it. And we’ll do it in a way that we can handle financially and from a quality standpoint and from a people standpoint and how all those things come together is difficult to say if and when that would happen.

But at this point we’re going to get our arms around these 14 and get them fully operational and then talk to our client base and be in touch with them and see where we go from there.

(Byron Pope):	Okay. And then when you refer to Eastern Oklahoma are you really talking about the Woodford Shale area and then when you mention having a crew in Appalachia and Fayetteville Shale areas for a while, if that Eastern Oklahoma is the Woodford do you — would you envision that crew remaining there for a while as well?

Steve Jumper:	I think Eastern Oklahoma is a little bit different operating area. I would suspect we would be moving in and out of Eastern Oklahoma. I don’t see us being there on a regular basis like in West Texas, Appalachia, or the

ENERCOM
Moderator: Steve Jumper
05-02-07/9:00 am CT
Confirmation # 7409105

Fayetteville area of Arkansas. It’s a little more - we’ll be in and out of there more than we are in other places.

I would point out that at some point on a short-term basis we’ve moved these crews out of these regions, you know, we can’t get a permit together here or we can’t get it drilled out or can’t get things ready to go. So we have moved these crews in and out of these regions on a very short-term basis but we still have some long-term visibility in all those areas we’ve talked about.

(Byron Pope):	Okay thanks, appreciate it.

Steve Jumper:	Thank you.

Operator:	Your next question comes from (Marshall Atkins) with Raymond James.

(Marshall Atkins):	Hey Chris, just a couple of quick housekeeping items. Your tax rate was a little bit higher, 39%. Is that a run rate we should assume going forward or is that going to come back down to 37-1/2%?

Christina Hagan:	Oh I don’t think it’s going to come back down but, you know, hopefully it’s settling out. We’re basically just trying to get everything in order for consideration of the states that we’re working in and what those tax issues are. Of course we have the Texas margin tax that we’re accruing for currently that has hit us with a few (unintelligible).

(Marshall Atkins):	Right, so we’ve been kind of running — modeling 37-1/2% but what you’re saying is we may need to bump that up a little bit.

ENERCOM
Moderator: Steve Jumper
05-02-07/9:00 am CT
Confirmation # 7409105

Christina Hagan:	Right, I think so. I don’t — I’m not sure where we’re going to come out at the end of the year for our annualized rate but, you know, I think between 37-1/2% and 39% would be good modeling practice.

(Marshall Atkins):	Okay another thing I noticed, your deferred — the category on your balance sheet, deferred revenues. That bounced up. What is that and why?

Christina Hagan:	Well deferred revenue is receipts of funds for future work and in certain situations we have that as an accommodation to our client or in certain circumstances it arranges for us to be able to recognize that as deferred revenue.

(Marshall Atkins):	Okay so I guess that will probably come back down as you recognize revenue?

Christina Hagan:	Yes when we recognize, you know, not to say that there won’t be somebody else that - something else to take its place but that’s something that’s going to fluctuate.

(Marshall Atkins):	Okay.

Christina Hagan:	And, you know, it also is — and I think there’s perhaps some third party issues in this as well.

(Marshall Atkins):	Okay, okay. All right, last one here. Steve back to you. It appears pretty clear that you’re migrating somewhat to these Aram crews and away from the I/O II. Fill us in on, you know, kind of what your thought process there is. Is that just a more efficient system? Are you getting better data? What’s going on that Aram stuff?

ENERCOM
Moderator: Steve Jumper
05-02-07/9:00 am CT
Confirmation # 7409105

Steve Jumper:	The I/O System II MRX crews that we currently operate are channel limited. We upgrade — we did an upgrade on three of them over the last year and a half or so that got their ability - that moved their abilities to record from 3000 channels up to 6000. But they’re just - the technology within the boxes and the recording system itself did not lend itself well to channel count expansion. You can’t go over 6000 channels, it doesn’t have the flexibility that an Aram has.

From a geophysical standpoint, from a channel by channel record information standpoint, they’re very, very, very similar. They’re both same dynamic range, same geophone on the ground, same type of geophone sensor on the ground and so there’s no difference there.

The Aram is a system that has the ability to increase channel count and has what we believe is outstanding operational flexibility and is very user friendly and so on these last few upgrades our operations people have felt like this is a system that we need to go to.

We’ll still have a market for the I/O System II. It’s still a great system. It does a lot of good work for us. We have five of them working and we’ll continue to always use the RSR systems. They’ve got tremendous flexibility. But here again they don’t handle channel count increases quite as well as the Aram system does.

(Marshall Atkins):	Okay, that’s helpful, thanks.

Steve Jumper:	Thanks (Marshall).

Operator:	Your next question comes from (Tamara Banockian) with Greenwood Investments.

ENERCOM
Moderator: Steve Jumper
05-02-07/9:00 am CT
Confirmation # 7409105

(Tamara Banockian):	Good morning. I’m relatively new to the story so I’d like to find out if you do business in Canada, if you do then how big it is, and how weather conditions in Canada affected the quarter?

Steve Jumper:	We do not have any operations in Canada. We are strictly a lower 48 land player. No international operations at all.

(Tamara Banockian):	I see, thank you.

Steve Jumper:	Thank you.

Operator:	At this time there are no further questions. Are there any closing remarks?

Steve Jumper:	Yes (Tushanta), I want to thank everybody for their participation and their interest in our company. On May 15 the company will celebrate its 55th anniversary and we think that’s another huge milestone for us and a real tribute to Decker Dawson and the company that he founded in 1952.

I’d like to thank all of our employees for their continued efforts in providing value with our services. I want to thank our loyal client base for their continued support and I certainly want to thank our valued shareholders. And I would remind everybody the replay of this call will be available on our web site at www.dawson3d.com. Thank you once again and have a great day.

Operator:	Thank you. This concludes today’s conference call. You may now disconnect.
END